EXHIBIT 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

        THIS AGREEMENT, dated January 23, 2004, is made by and between New England Business Service, Inc., a Delaware corporation with its principal offices at 500 Main Street, Groton, Massachusetts 01471 (the “Company”), and Richard T. Riley (the “Executive”) residing in Andover, Massachusetts 01810.

        WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

        WHEREAS, the Executive has made and is expected to make, due to the Executive’s intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and problems, a significant contribution to the profitability, growth, and financial strength of the Company; and

        WHEREAS, the Company, as a publicly-held corporation, recognizes that the possibility of a Change in Control may exist, and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the Executive in the performance of the Executive’s duties, to the detriment of the Company and its stockholders; and

        WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of management personnel, including the Executive, to their assigned duties without distraction and to ensure the continued availability to the Company of the Executive in the event of a Change in Control;

        NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.	Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 15.

2.	Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect through June 30, 2007; provided, however, that commencing on July 1, 2007 and each July 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twenty-fourth (24th) month following the month in which such Change in Control occurred.

3.	Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants in Section 4, the Company, under the conditions described herein, shall pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1, no Severance Payments shall be payable under this Agreement unless there shall have been (or, pursuant to the second sentence of Section 6.1, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.	The Executive’s Covenants. Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of the first occurrence of a Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.	Compensation Other Than Severance Payments.

5.1

If the Executive fails to perform the Executive’s full-time duties with the Company following a Change in Control as a result of incapacity due to physical or mental illness, during any period when the Executive so fails to perform the Company shall pay the Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company’s short- or long-term disability plan, as applicable, but including any bonus or incentive plan) maintained by the Company during such period, until the Executive resumes the full time performance of such duties or the Executive’s employment is terminated by the Company for Disability.

5.2

If the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay the Base Salary to the Executive through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3

Except as expressly provided herein, if the Executive’s employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.	Severance Payments and Benefits.

6.1

If the Executive’s employment is terminated within twenty-four (24) months following a Change in Control, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated within twenty-four (24) months following a Change in Control and during the Term by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause during a Potential Change in Control Period, or (ii) the Executive terminates his employment for Good Reason during a Potential Change in Control Period. Except as described above or in Section 9.1, the Executive shall not be entitled to benefits pursuant to this Section 6.1 unless a Change in Control shall have occurred during the Term.

(A)

The Company shall pay to the Executive a lump sum severance payment, in cash, equal to two and one-half (2-1/2) times the sum of (i) the Base Salary, and (ii) the target annual bonus available to the Executive pursuant to the Company’s annual executive bonus plan or any successor plan (but excluding any special performance or incentive plan) in respect of the fiscal year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason), assuming for this purpose attainment of 100% of any applicable target; provided, however, that if the applicable target bonus would have been pro-rated for a partial fiscal year, such target bonus shall be recalculated for purposes of this Section 6.1(A) to equal the amount that for which the Executive would have been eligible for the entire fiscal year (the “Bonus Amount”).

(B)

For the thirty (30) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. If, at the end of the 30-month period following the Date of Termination, the Executive has not previously become eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program, then the Company shall arrange, at its sole cost and expense, to enable the Executive to convert coverage for the Executive and the Executive’s dependents being provided hereunder to individual policies or program, if applicable, upon the same terms as other former employees of the Company may apply for such conversion. The cost of providing the benefits set forth in this Section 6.1(B) shall be in addition to (and shall not reduce) the Severance Payments. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent the Executive becomes eligible to receive comparable benefits from a new employer or pursuant to a government-sponsored health insurance or health care program.

(C)

The Company shall pay the cost of providing the Executive with outplacement services up to a maximum of 20% of the sum of the Base Salary and the Bonus Amount, provided that such services are (i) utilized by the Executive within eighteen months following the Date of Termination and (ii) provided by an outplacement provider approved by the Company (which approval shall not be unreasonably withheld, delayed or conditioned). Such payment shall be made by the Company directly to the service provider promptly following the provision of such services and the presentation to the Company of documentation of the provision of such services.

(D)

For purposes of calculating the Executive’s benefits under the New England Business Service, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), the Executive shall be credited with an additional two and one-half (2-1/2) Years of Benefit Service (as such term is defined in the SERP) in addition to the number of Years of Service that the Executive would otherwise have been credited with as of the Date of Termination.

(E)

Payments made, or benefits provided, to the Executive pursuant to Section 6.1(A), 6.1(B) or 6.1(C) shall be offset (but not below zero) by any severance payments or severance-related benefits provided to the Executive pursuant to any other plan, agreement or arrangement with the Company or a subsidiary providing for severance payments.

(F)

Anything contained in this Agreement to the contrary notwithstanding, a termination of the Executive’s employment by the Executive for any reason during the forty-five (45) day period immediately following the 45th day after the occurrence of the first event constituting a Change in Control shall be deemed to be a termination for Good Reason for purposes of this Agreement.

6.2	Gross Up.

(A)

Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(B)

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If there has not been a Date of Termination with respect to the Executive, the Company shall cause the Gross-Up Payment to be calculated within 30 days of a written request to that effect from the Executive.

(C)

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3

The payments provided in subsection (A) of Section 6.1 and in Section 6.2 shall be made not later than the fifth day following the Date of Termination (or, in the case of Section 6.2, if there is no Date of Termination, then the fifth day following date on which the Gross-Up Payment is calculated for purposes of Section 6.2), provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2, in accordance with Section 6.2, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the occurrence of a Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be repaid to the Company by the Executive on the fifth (5th) business day after demand by the Company. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4

The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7.	Termination Procedures and Compensation During Dispute.

7.1

Notice of Termination. After a Change in Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2

Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than ninety (90) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3

Dispute Concerning Termination. If within ten (10) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4

Compensation During Dispute. If the Date of Termination is extended in accordance with Section 7.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2) and shall not be offset against or reduce any other amounts due under this Agreement.

8.	No Mitigation. If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4. Except as set forth in Section 6.1(B), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.	Successors; Binding Agreement.

9.1

In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.	Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including without limitation the Change in Control Severance Agreement dated August 2, 2001, as amended, between the Company and the Executive; provided, however, that this Agreement shall not supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company or any subsidiary of the Company, except as expressly agreed to by the Executive and the Company in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

12.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Settlement of Disputes; Arbitration.

14.1

All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.

14.2

Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

15.1	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

15.2	"Auditor" shall have the meaning set forth in Section 6.2.

15.3	"Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

15.4

“Base Salary” shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

15.5	"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

15.6	"Board" shall mean the Board of Directors of the Company.

15.7

“Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness, (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (C) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed, or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities.

15.8	A “Change in Control”shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

(A)

any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 15.8(C)(i);

(B)

the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C)

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(D)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Anything contained in this Agreement to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which includes the Executive, becoming the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

15.9	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

15.10

“Company” shall mean New England Business Service, Inc. and, except in determining under Section 15.8 whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.11	"Date of Termination" shall have the meaning set forth in Section 7.2.

15.12

“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of one hundred twenty (120), the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. Any question as to the existence of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified independent physician selected by the Executive (or, if the Executive is unable to make such selection, it shall be made by any adult member of the Executive’s immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement, absent fraud.

15.13	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

15.14	“Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

15.15	“Executive” shall mean the individual named in the first paragraph of this Agreement.

15.16

“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1 (treating all references in subsections (A) through (G) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsection (A), (B), (C), (D), (E) or (F) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)

an adverse change in the Executive’s status or position(s) as an officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Executive’s status or position as a result of a diminution of the Executive’s duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s);

(B)	a reduction in the Executive’s Base Salary; or

(C)

the failure by the Company or any subsidiary of the Company to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or Plans providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect the Executive’s continued participation in any of such Plans on at least as favorable a basis to the Executive as is the case on the date of the Change in Control or which would materially reduce the Executive’s benefits in the future under any of such Plans or deprive the Executive of any material benefit enjoyed by the Executive at the time of the Change in Control;

(D)

the failure of the Company to provide and credit the Executive with the number of paid vacation days to which the Executive is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control;

(E)

the Company requiring the Executive to be based at an office that is greater than 50 miles from where the Executive’s office is located immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control;

(F)

any refusal by the Company to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, the Executive was permitted by the Board to attend to or engage in; or

(G)

any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

        The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

        For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

15.17	"Gross-Up Payment" shall have the meaning set forth in Section 6.2.

15.18	"Notice of Termination" shall have the meaning set forth in Section 7.1.

15.19

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

15.20

“Plan” shall mean any compensation plan such as an incentive plan, or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company or its subsidiaries intended to benefit employees, but excluding following a Change in Control (but not during a Potential Change in Control Period) any stock option, restricted stock or other stock-based plan or benefit except with respect to any awards outstanding under any such plan as of the date of the Change in Control.

15.21	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(C)

any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(D)	the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

15.22

“Potential Change in Control Period” shall commence upon the occurrence of a Potential Change in Control and shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 15.21(A), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 15.21(B), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 15.21(C) or (D), upon the one year anniversary of the occurrence of a Potential Change in Control (or such earlier date as may be determined by the Board).

15.23

“Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

15.24	"Severance Payments" shall have the meaning set forth in Section 6.1.

15.25	"Tax Counsel" shall have the meaning set forth in Section 6.2.

15.26	“Term” shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

15.27	“Total Payments”shall mean those payments so described in Section 6.2.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned officer, on behalf of New England Business Service, Inc., and the Executive have hereunto set their hands as an agreement under seal, all as of the date first above written.

NEW ENGLAND BUSINESS SERVICE, INC. By: /s/ Hedwig V. Whitney —————————————— Name: Hedwig V. Whitney Title: Senior Vice President, Human Resources

EXECUTIVE: /s/ Richard T. Riley —————————————— Name: Richard T. Riley